Exhibit 99.1

FOR IMMEDIATE RELEASE
International Money Express, Inc. Announces earnings for the Fourth Quarter and Full Year 2018

Fourth Quarter 2018 - Financial Highlights
•	Revenues grew 26.6% versus the prior year period based on strong performance across our business in Mexico and Guatemala

•	Net Income totaled $4.9 million compared to a net loss in the fourth quarter 2017 as a result of strong revenue growth

•	Earnings per share were $0.13 as a result of our quarterly net income

•	Adjusted EBITDA increased by 35.0% over the prior year to $11.5 million based on strong revenue growth and growing operating leverage in the business

•	Adjusted EBITDA margin was 15.4% for fourth quarter 2018, which represents a 95 basis point expansion over the prior year period

Full Year 2018 - Financial Highlights
•	Revenues grew 27.1% versus prior year based on strong performance across our business in Mexico and Guatemala

•	Net Loss totaled $7.2 million decreased by 46.3% primarily as a result of revenue growth

•	Loss per share was $0.28 for the full year compared to $0.59 loss last year

•	Adjusted EBITDA increased by 41.2% over the prior year to $47.1 million based on strong revenue growth and growing operating leverage in the business

•	Adjusted EBITDA margin was 17.2% for full year 2018, which represents a 172 basis point expansion over prior year

MIAMI, Florida March 12, 2019: International Money Express, Inc. (NASDAQ: IMXI) (“Intermex” or the “Company”), a leading money remittance services company focused primarily on the Latin America and Caribbean corridor, today announced results for the fourth quarter and full year ended December 31, 2018 and will host a conference call to discuss results at 5:00pm ET.

Intermex generated revenue of $75.1 million in the fourth quarter, an increase of 26.6% over prior year. For the full year 2018, revenue was $273.9 million, an increase of 27.1% over full year 2017. Revenue growth was primarily driven by volume growth in both Mexico and Guatemala.

The Company reported net income in the fourth quarter of $4.9 million compared to $3.1 million loss in the prior year period, primarily as a result of strong revenue growth. For the full year 2018, the Company reported net loss of $7.2 million compared to $13.5 million loss for full year 2017, primarily as a result of strong revenue growth and improved operating efficiency.

Earnings per share in the fourth quarter of 2018 were $0.13 compared to loss per share of $0.18 in the prior year period. For the full year 2018, the Company reported loss per share of $0.28 compared to loss per share of $0.59 for the full year 2017.

Adjusted EBITDA in the fourth quarter of 2018 grew 35.0% over the comparable period in the prior year to $11.5 million driven by volume growth coupled with the higher foreign exchange income and operating efficiency. For the full year 2018, Adjusted EBITDA grew 41.2% over full year 2017 to $47.1 million. This strong full year performance represents an Adjusted EBITDA margin of 17.2%, which was up 172 basis points over full year 2017.

Intermex President, Chairman and Chief Executive Officer Robert Lisy commented “Intermex continues to drive impressive growth and increased market share against the large and expanding $89 billion US to Latin America money transfer market. Our fourth quarter and full year results again displayed our ability to generate strong revenue growth and drive profitability as our business continues to scale.”

Market Highlights
Year-to-date as of December 31, based on industry data, Intermex has captured 41% of the total growth in US to Mexico remittance volume, and 42% of the total growth in US to Guatemala remittance volume.

Non-GAAP Measures
For the Company, Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present Adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results, because it excludes, among other things, certain results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the jurisdictions in which we operate and capital investments.

Adjusted EBITDA is defined as net income (loss) before depreciation and amortization, interest expense, income taxes, and also adjusted to add back certain charges and expenses, such as transaction costs and non-cash compensation costs, as these charges and expenses are not considered a part of our core business operations and are not an indicator of ongoing, future company performance.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to U.S. GAAP.

A reconciliation of Net (loss) income, the Company’s closest GAAP measure, to Adjusted EBITDA is available in the enclosed exhibits.

Investor and Analyst Conference Call / Presentation
Intermex will host a conference call and webcast presentation at 5:00 p.m. Eastern
Time today. The conference call can be heard by dialing: 1-877-423-9813 (U.S.) or 1-201-689-8573 (outside the U.S.) ten minutes prior to the start of the call.

The conference call and accompanying slides will be available via webcast at https://investors.intermexonline.com.  Registration for the event is required, so please register at least five minutes prior to the scheduled start time.

A webcast replay will be available approximately 2-4 hours after the conference call at https://investors.intermexonline.com/.

Safe Harbor Compliance Statement for Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements, or could affect our share price. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include among other things, competition in the markets in which we operate; our ability to maintain agent relationships on terms consistent with those currently in place; our ability to maintain banking relationships necessary for us to conduct our business; credit risks from our agents and the financial institutions with which we do business; bank failures, sustained financial market illiquidity, or illiquidity at our clearing, cash management or custodial financial institutions; new technology or competitors that disrupt the current ecosystem; disruptions to our information technology, computer network systems and data centers; our success in developing and introducing new products, services and infrastructure; customer confidence in our brand and in consumer money transfers generally; our ability to maintain compliance with the regulatory requirements of the jurisdictions in which we operate or plan to operate; international political factors or implementation of tariffs, border taxes or restrictions on remittances or transfers of money out of the United States; changes in tax laws and unfavorable outcomes of tax positions we take; political instability, currency restrictions and devaluation in countries in which we operate or plan to operate; weakness in U.S. or international economic conditions; change or disruption in international migration patterns; our ability to protect our brand and intellectual property rights; our ability to retain key personnel; and other factors described in the “Risk Factors” section in periodic reports we file with the Securities and Exchange Commission. All statements other than statements of historical fact included in this press release are forward-looking statements including, but not limited to, expected financial outlook for the year 2019. Any forward-looking statement that we make in this press release speaks only as of March 12, 2019. We undertake no obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements made herein, whether as a result of new information, future events or otherwise.

About International Money Express, Inc.
At International Money Express, Inc. (NASDAQ: IMXI), the customer is at the center of everything we do.  We use proprietary technology that enables consumers to send money primarily from the United States to Latin America and the Caribbean, including Mexico and Guatemala.  We offer the electronic movement of money and data to our customers through our network of sending and paying agents located in all 50 states, the District of Columbia and Puerto Rico, and throughout Latin America, the Caribbean and other territories.  Our services are also available digitally through intermexonline.com.  Founded in 1994 and are headquartered in Miami, Florida with offices in Puebla, Mexico, and Guatemala City, Guatemala.

Investor Relations
Sloan Bohlen
investors@intermexonline.com

International Money Express, Inc.

CONSOLIDATED BALANCE SHEETS

	Successor Company
(in thousands of dollars)	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash	$73,029	$59,156
Accounts receivable, net of allowance of $842 thousand and $566 thousand, respectively	35,795	51,374
Prepaid wires	26,655	7,676
Other prepaid expenses and current assets	3,171	900
Total current assets	138,650	119,106

Property and equipment, net	10,393	8,491
Goodwill	36,260	36,260
Intangible assets, net	36,395	48,741
Deferred tax asset, net	2,267	1,749
Other assets	1,874	2,232
Total assets	$225,839	$216,579

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt, net	$3,936	$3,913
Accounts payable	11,438	8,920
Wire transfers and money orders payable	36,311	48,277
Accrued and other	16,355	11,514
Total current liabilities	68,040	72,624

Long term liabilities:
Debt, net	113,326	108,053
Total long term liabilities	113,326	108,053

Stockholders' equity:
Total stockholders' equity	44,473	35,902
Total liabilities and stockholders' equity	$225,839	$216,579

CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor Company				Predecessor Company	Predecessor Company
	Three Months Ended December 31,		Year Ended December 31,	Period from February 1, 2017 to December 31,	Period from January 1, 2017 to January 31,	Year Ended December 31,
(in thousands of dollars)	2018	2017	2018	2017	2017	2016
	(Unaudited)
Revenues:
Wire transfer and money order fees	$63,825	$50,569	$232,380	$169,796	$11,877	$138,468
Foreign exchange	10,752	8,324	39,765	30,014	2,450	25,782
Other income	480	375	1,756	1,229	98	1,145
Total revenues	$75,057	$59,268	$273,901	$201,039	$14,425	$165,395

Operating expenses:
Service charges from agents and banks	49,906	40,961	182,471	135,569	9,441	108,076
Salaries and benefits	8,291	7,022	32,926	23,417	4,530	18,518
Other selling, general and administrative expenses	6,053	4,493	19,442	14,894	1,062	12,346
Transaction costs	-	2,493	10,319	8,706	3,917	901
Depreciation and amortization	3,922	4,588	15,671	16,645	382	2,530
Total operating expenses	68,172	59,557	260,829	199,231	19,332	142,371

Operating income (loss)	6,885	(289)	13,072	1,808	(4,907)	23,024

Interest expense	8,339	3,341	18,448	11,448	614	9,540

(Loss) income before income taxes	(1,454)	(3,630)	(5,376)	(9,640)	(5,521)	13,484

Income tax provision (benefit)	(6,318)	(518)	1,868	534	(2,203)	4,084

Net (loss) income	$4,864	$(3,112)	$(7,244)	$(10,174)	$(3,318)	$9,400

Earnings (loss) per common share
Basic and diluted	$0.13	$(0.18)	$(0.28)	$(0.59)

Reconciliation from Net (loss) income to Adjusted EBITDA

	Successor Company				Predecessor Company	Predecessor Company
	Three Months Ended December 31,		Year ended December 31,	Period from February 1, 2017 to December 31,	Period from
					January 1, 2017 to January 31,	Year ended December 31,
(in thousands of dollars)	2018	2017	2018	2017	2017	2016

Net (loss) income	$4,864	$(3,112)	$(7,244)	$(10,174)	$(3,318)	$9,400

Adjusted for:
Interest expense	8,339	3,341	18,448	11,448	614	9,540
Income tax provision (benefit)	(6,318)	(518)	1,868	534	(2,203)	4,084
Depreciation and amortization	3,921	4,588	15,671	16,645	382	2,530
EBITDA	10,806	4,299	28,743	18,453	(4,525)	25,554
Transaction costs	-	2,493	10,319	8,706	3,917	901
Incentive units plan	-	311	4,735	1,846	-	-
Share-based compensation, 2018 Plan	660	-	1,091	-	-	-
Change in control adjustment for stock options	-	-	-	-	2,813	-
Management fee	-	195	585	715	-	-
One time adjustment - bank fees	-	642	-	642	-	-
One time incentive bonus	-	514	-	514	-	-
TCPA settlement	-	-	192	-	-	-
Transition expenses	-	-	348	-	-	-
Registration costs	-	-	615	-	-	-
Other employee severance	-	-	106	-	-	-
Other charges and expenses	64	89	410	196	104	646
Adjusted EBITDA	$11,530	$8,543	$47,144	$31,072	$2,309	$27,101